Registration No. 333-______
                                                   Filed July 16, 2002

                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                          ____________________

                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                          ____________________


                       PROGRESS FINANCIAL CORPORATION
______________________________________________________________________________
   (Exact Name of Registrant as specified in its Articles of Incorporation)


              Delaware                               23-2413363
______________________________________________________________________________
      (State of incorporation)          (IRS Employer Identification No.)


                          4 Sentry Parkway, Suite 200
                         Blue Bell, Pennsylvania 19422
______________________________________________________________________________
      (Address of principal executive offices, including zip code)



          AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN
______________________________________________________________________________
                        (Full Title of the Plan)


                                        Copies to:
W. Kirk Wycoff, Chairman, President
  and Chief Executive Officer
Progress Financial Corporation          Kenneth B. Tabach, Esq.
4 Sentry Parkway, Suite 200             Elias, Matz, Tiernan & Herrick L.L.P.
Blue Bell, Pennsylvania 19422           734 15th Street, N.W.
(610) 825-8800                          Washington, D.C. 20005
                                        (202) 347-0300
____________________________________
(Name, address, and telephone number
 of agent for service)


                 Index to Exhibits is located on page 5.

                      CALCULATION OF REGISTRATION FEE


Title of                            Proposed       Proposed
Securities        Amount            Maximum        Maximum         Amount of
to be             to be            Offering Price  Aggregate      Registration
Registered        Registered (1)    Per Share     Offering Price      Fee
------------------------------------------------------------------------------

Common Stock,
 par value $1.00  200,000(2)       $9.575(3)      $1,915,000(3)   $176.18
------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Progress Financial Corporation (Company or Registrant) Amended and Restated 1996 Employee Stock Purchase Plan (the Purchase Plan) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $1.00 par value per share (Common Stock), of the Company.

(2) Represents 200,000 additional shares currently reserved for issuance pursuant to the Purchase Plan as a result of amendments to the Purchase Plan adopted by the Company and approved by stockholders of the Company in April 2002 bringing the total number of shares of Common Stock which may be issued under the Purchase Plan to 300,000.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock on July 10, 2002 as reported on the Nasdaq Stock Market, National Market System.

                        __________________________

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section
8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed or to be filed with the Securities and Exchange Commission (the Commission) are incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2001;

          (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

          (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-
     3 (Commission File No. 333-90044) filed with the Commission on June 7, 2002; and

          (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable since the Company's Common Stock is registered under Section 12 of the Exchange Act.

Item. 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (DGCL) sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorneys fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Section 102(b)(7) of the DGCL sets forth circumstances which a directors personal liability to a corporation to its stockholders for money damages for breach of fiduciary duty as a director may be eliminated or limited. The Certificate of Incorporation provides for the limitation of personal liability of directors to stockholders for monetary damages to the Company or its stockholders for such directors breach of fiduciary duty as a director of the Company to the full extent permitted by law.

     The Company carries a liability insurance policy for its officers and directors.

Item 7.   Exemption from Registration Claimed.

     Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.   Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


     No.      Exhibit                                          Location
     ---      -------                                          --------

     4        Common Stock Certificate                            (1)

     5        Opinion of Elias, Matz, Tiernan & Herrick       Filed herewith
               L.L.P. as to the legality of the securities

     23.1     Consent of Elias, Matz, Tiernan & Herrick            --
               L.L.P. (contained in the opinion included as Exhibit 5)

     23.2     Consent of PricewaterhouseCoopers LLP           Filed herewith

     24       Power of attorney for any subsequent                 --
               amendments (located in the signature pages)

     99.1     Amended and Restated 1996 Employee Stock        Filed herewith
               Purchase Plan

_____________________

(1)  Incorporated by reference from the Company's Registration
Statement on Form S-1 (Commission File No. 33-59218) filed with the Commission on March 8, 1993.

Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes:


     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blue Bell, Commonwealth of Pennsylvania on July 15, 2002.

                         PROGRESS FINANCIAL CORPORATION

                         By: /s/ W. Kirk Wycoff
                             -----------------------------
                              W. Kirk Wycoff
                              Chairman, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints W. Kirk Wycoff his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


       Name                               Title                   Date
_____________________               __________________      ______________


/s/ John E.F. Corson                Director                July 15, 2002
--------------------
John E.F. Corson


/s/ William O. Daggett, Jr.         Director                July 15, 2002
---------------------------
William O. Daggett, Jr.


/s/ Michael B. High                 Chief Operating         July 15, 2002
-------------------                 Officer and Chief
Michael B. High                     Financial Officer
                                    (principal financial
                                    and accounting
                                    officer)


/s/ G. Daniel Jones                 Director                July 15, 2002
-------------------
G. Daniel Jones

       Name                               Title                   Date
_____________________               __________________      ______________



/s/ Joseph R. Klinger               Director                July 15, 2002
---------------------
Joseph R. Klinger


/s/ Paul M. LaNoce                  Director                July 15, 2002
------------------
Paul M. LaNoce


/s/ A. John May III                 Director                July 15, 2002
-------------------
A. John May III


/s/ William L. Mueller              Director                July 15, 2002
----------------------
William L. Mueller


/s/ Kevin J. Silverang              Director                July 15, 2002
----------------------
Kevin J. Silverang


/s/ Charles J. Tornetta             Director                July 15, 2002
-----------------------
Charles J. Tornetta


/s/ W. Kirk Wycoff                  Chairman, President     July 15, 2002
------------------                  and Chief Executive
W. Kirk Wycoff                      Officer (principal
                                    executive officer)


/s/ Stephan T. Zarilli              Director                July 15, 2002
----------------------
Stephen T. Zarrilli